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May   , 1989


Quest for Value Distributors
c/o Oppenheimer Capital
Oppenheimer Tower, 37th Floor
World Financial Center
New York, NY 10281

Dear Sirs:

     QUEST CASH RESERVES, INC., a Maryland corporation (the "Fund"), is preparing to register as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and an indefinite number of shares of its capital stock (hereinafter referred to as "shares") will be registered under the Securities Act of 1933, as amended (the "1933 Act") to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus included in the Fund's Registration Statement as it may be amended from time to time.

     In this connection, the Fund desires that your firm act as General Distributor and as Agent of the Fund for the sale and distribution of shares which have been registered as described above and of any additional shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as such General Distributor and Agent, and it is accordingly agreed between us as follows:

     1. The Fund hereby appoints you as General Distributor and Agent for sale of its shares, pursuant to the aforesaid continuous public offering.

     2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Fund at any time you will suspend such efforts. The Fund may withdraw the offering of the shares at any time. You will arrange for printing and distributing any prospectuses, reports or other literature, advertising or other promotional activities in connection with offering Fund shares for sale to the public and for such direct shareholder servicing activities as you deem necessary and appropriate. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund. The expenses incurred by you pursuant to this Agreement will
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be for your account, subject to reimbursement by Quest for Value Advisors, the
Fund's investment adviser out of any of its resources.

     3. The shares shall be sold by you at net asset value, as next determined after a valid order for purchase has been received.

     4    There will be no compensation payable to you for services rendered pursuant to this Agreement.

     5. The Fund will deliver to you a copy of its current prospectus. The Fund agrees that it will use its best efforts to continue the effectiveness of the Fund's Registration Statement under the 1933 Act. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Fund will furnish you with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of shares.

     6. The Fund is preparing to register under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

     7. At your request, the Fund will take such steps as may be necessary and feasible to qualify shares for sale in states, territories or dependencies of the United States of America, in the District of Columbia and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualification; provided however, that the Fund shall not be required to qualify shares or to maintain the qualification of shares in any state, territory, dependency, district or country where it shall deem such qualification disadvantageous to the Fund.

     8.   You agree that:

          (a) Neither you nor any of your officers will take any long or short position in the shares of the Fund, but this provision shall not prevent you or your officers from acquiring shares of the Fund for investment purposes only;
          (b) You shall furnish to the fund any pertinent information required to be inserted with respect to you as General Distributor within the purview of the 1933 Act in any reports or registration required to be filed with any governmental authority; and
          (c) You will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus of the Fund filed under the 1933 Act, as in effect from time to time.

     9. Unless earlier terminated pursuant to paragraph 10 hereof, this Agreement shall remain in effect until two years from the date hereof. This Agreement shall continue in effect from year to year thereafter provided that such continuance shall be specifically approved at least annually (a) by the Fund's Board of Directors, including a vote of a
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majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such persons, cast in person at a meeting called for the purpose of voting on such approval or (b) by the vote of the holders of a majority of the outstanding voting securities of the fund and by such a vote of the Directors.

     10. This Agreement may be terminated (a) by the General Distributor at any time without penalty by giving sixty days' written notice (which notice may be waived by the Fund); or (b) by the Fund at any time without penalty upon sixty day's written notice to the General Distributor (which notice may be waived by the General Distributor), provided that such termination by the Fund shall be directed or approved by the Directors or by vote of the holders of a majority of the outstanding voting securities of the Fund.

     11. This Agreement may not be amended or changed except in writing and shall be binding upon and shall enure to the benefits of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

     If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.

                              QUEST CASH RESERVES, INC.

                              By:  Philip H. Didriksen, Jr.
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Accepted:

QUEST FOR VALUE DISTRIBUTORS

By:  Richard M. Reilly
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